EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-26575, No. 333-80185, and No. 333-66729) of 99¢ Only Stores of our reports dated April 2, 2007 , relating to the consolidated financial statements and schedule for the year ended March 31, 2006 and three months ended March 31, 2005; and our report on internal control over financial reporting (which expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) as of March 31, 2006 appearing in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Los Angeles, CA
April 2, 2007